Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Expands Non-Crop Presence by Acquiring OHP, Inc.

Acquisition will strengthen product portfolio and facilitate market access in greenhouse and nursery markets

Newport Beach, CA – September 25, 2017 – American Vanguard Corporation (NYSE: AVD) announced today that its wholly owned subsidiary AMVAC Chemical Corporation will acquire OHP, Inc. OHP is a leading provider of technology based pesticide solutions specifically packaged and labeled for greenhouse and nursery production applications. Products are marketed utilizing a network of leading distribution partners throughout the United States and Puerto Rico. The parties expect that the transaction will close on October 2, 2017.

OHP will continue to operate as it has in the past. It will maintain the OHP, Inc. name, its products will continue to be marketed under OHP brands, and the business will remain under the leadership of Dan Stahl, OHP General Manager. The OHP team will continue to sell OHP’s existing portfolio and service its current and future customers.

AMVAC Chief Operating Officer, Bob Trogele commented: “We are extremely excited to have OHP become a significant part of AMVAC’s Non-Crop business. Their entrepreneurial culture, business model and strategy are very similar to ours, so it is a great fit. In addition, the OHP team brings a reputation for high quality products and unequaled customer service. The leading position that OHP has built will be a great complement to our growing turf, ornamental and pest control business.”

Dan Stahl, General Manager of OHP commented: “We are very pleased to join AMVAC. The cultural fit, resources and business development approach of AMVAC will create tremendous opportunities for growth. I am truly excited to be a part of the AMVAC leadership team and look forward to continuing to grow the OHP business.”

In recent years, OHP has generated annual sales in the range of $20-$25 million and American Vanguard expects to build on that foundation going forward. This acquisition will increase AMVAC’s Non-Crop business by approximately 50%. Terms of the deal were not disclosed.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About OHP

OHP Inc., originally Olympic Horticultural Products, is a privately owned company founded with the goal of becoming the leading provider of technology based pesticide solutions for the greenhouse and nursery production markets. Today OHP is recognized as the leader in this market. The OHP team licenses, develops, registers, markets, services and sells products specifically packaged and labeled for the greenhouse and nursery production markets through a network of leading distribution partners throughout the United States and Puerto Rico.

Contact Information American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. Lena Cati (212) 836-9611 / Lcati@equityny.com www.theequitygroup.com